SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

October 26, 2011
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices)            (Zip Code)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Extension of Joseph Petroleum Exploration License

On October 26, 2011, the Israeli Petroleum Commissioner notified Zion Oil & Gas, Inc. (the "Company" or “Zion”) that it was approving the Company’s request for a one-year extension on the Company’s Joseph License, extending the expiration date of the Joseph License until October 10, 2012.

The Company’s “Joseph License” covers approximately 83,272 acres on the Israeli coastal plain south of the Asher-Menashe License between Caesarea in the north and Netanya in the south.  The Joseph License had an initial three-year term that ran from October 10, 2007 through October 10, 2010 and was subsequently extended to October 10, 2011, and has now been extended for an additional one-year period ending October 10, 2012. At the option of the Israeli Petroleum Commissioner, the Joseph License may be extended for additional one-year periods up to 2014.

Under the terms of the Joseph License, as extended, Zion is required (i) to submit to the Israeli Petroleum Commissioner a report analyzing the results of the last three exploratory wells that the Company drilled on the Joseph License within the Ma’anit structure and a regional geologic analysis of the Ma’anit structure by February 1, 2012, (ii)  sign an agreement with an appropriate geological services provider to acquire approximately 15 kilometers of 2D seismic by March 1, 2012, (iii)  perform the seismic survey, process and integrate the data and submit the process report and ancillary material to the National archives at the Geophysics Institute by June 1, 2012, (iv) process and integrate the results of the new seismic survey with existing seismic lines, update the geophysical maps and submit a geophysical summary  and file a report with the Israeli Petroleum Commissioner by August 1, 2012, (v) to identify a new drilling prospect by September 1, 2012 that includes a description of the geological background, the purposes of the drilling,  the petroleum system/s that are related therein and a geological forecast and engineering plan and (vi) to sign a drilling contract to drill a new well (or re-enter an existing well) by October 1, 2012.

Attached, as Exhibit 10.1, is an English translation from the original Hebrew of the extension letter.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1 – Petroleum Exploration License No. 339/ “Joseph” Extension Letter (translation)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: October 27, 2011	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer